Exhibit 99.1

SpartanNash Announces Fourth Quarter and Fiscal 2021 Financial Results

Reports Fourth Quarter Acceleration of Retail Comparable Store Sales to 7.3%

Achieves Consolidated Sales and Profitability Guidance for Fiscal 2021

Provides Fiscal Year 2022 Outlook

GRAND RAPIDS, Mich. – Feb. 24, 2022 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for its 12-week fourth quarter and 52-week fiscal year ended January 1, 2022.

Fourth Quarter and Fiscal 2021 Highlights

•

Retail comparable store sales increased 7.3% for the fourth quarter and declined 0.5% for the fiscal year. On a two-year basis, retail comparable store sales increased by 16.9% for the fourth quarter, representing sequential improvement on a quarterly basis, and increased 12.7% for the fiscal year.

•

Net sales were $2.09 billion for the quarter and $2.25 billion in the prior year quarter. After consideration of the 53rd week of net sales in 2020 of $158.9 million, net sales increased $5.2 million. Net sales were $8.93 billion for the fiscal year and $9.35 billion in the prior fiscal year. After consideration of the 53rd week, net sales declined 2.8% from the prior fiscal year.

•	Net earnings were $22.2 million for the quarter and $75.9 million for the fiscal year.
•	Adjusted EBITDA(3) was $43.0 million for the quarter and was $213.7 million for the fiscal year.
•

Cash generated from operating activities was $161.2 million for the fiscal year, leading to a $86.2 million net paydown of long-term debt and an improvement in the Company’s net long-term debt(4) to adjusted EBITDA ratio from 2.0x to 1.8x.

“We are pleased to report strong results for our fourth quarter and are incredibly grateful to our Associates who showed extraordinary resilience throughout 2021 as they navigated industry-wide labor, inflation and supply chain challenges,” said SpartanNash President and CEO Tony Sarsam. “Our team stepped up to deliver solid results in 2021 while remaining focused on our pursuit of operational excellence. We have great confidence heading into 2022 that we are positioned for creating sustainable growth and long-term shareholder value.”

Fourth Quarter Consolidated Financial Results

Consolidated net sales for the fourth quarter were $2.09 billion compared to $2.25 billion in the prior year quarter, with the 53rd week of 2020 contributing $158.9 million of net sales to the prior year quarter. After consideration of the 53rd week impact, the increase in net sales was generated through higher comparable store sales within the Retail segment, continued growth among existing Food Distribution customers, and the impact of inflationary pricing across all segments, partially offset by lower sales within the Military segment.

Gross profit for the fourth quarter was $322.7 million, or 15.4% of net sales, compared to $338.2 million, or 15.1% of net sales, in the prior year quarter. The improvement in the gross profit rate was driven by improvements in margin rates within the Food Distribution and Military segments, as well as an increase in the proportion of margin accretive Retail segment sales, partially offset by an increase in LIFO expense of $9.2 million.

Reported operating expenses for the fourth quarter were $289.4 million, or 13.8% of net sales, compared to $320.8 million, or 14.3% of net sales, in the prior year quarter. The decrease in expenses as a rate of sales was primarily due to the transition impact of a new paid time off (“PTO”) plan of $21.4 million. During the fourth quarter, the Company elected to transition from a grant-based policy to an accrual-based policy, which resulted in a lower required accrual balance at the end of the fiscal year. Also contributing to the decrease in expenses as a rate of sales were lower restructuring and asset impairment charges compared to the prior year quarter, partially offset by higher labor and transportation costs across the supply chain network, and higher corporate administrative costs, including incentive compensation.

The Company reported operating earnings of $33.4 million compared to $17.4 million in the prior year quarter due to the changes in net sales, gross profit and operating expenses discussed above. Adjusted operating earnings(1) were $12.4 million compared to $22.0 million in the prior year quarter and were adjusted for the items detailed in Table 3.

Interest expense decreased $0.6 million from the prior year quarter due to the Company’s continued paydown of long-term debt. The income tax rate increased from the prior year quarter due to discrete tax benefits realized in the prior year quarter.

The Company reported net earnings of $22.2 million, or $0.62 per diluted share, compared to $12.1 million, or $0.34 per diluted share in the prior year quarter. Adjusted earnings from continuing operations(2) for the fourth quarter were $6.4 million, or $0.18 per diluted share, compared to $15.5 million, or $0.43 per diluted share in the prior year quarter. A reconciliation of reported earnings from continuing operations to adjusted earnings from continuing operations is included in Table 4.

Adjusted EBITDA(3) was $43.0 million compared to $48.9 million in the prior year quarter. After consideration of the 53rd week impact of $4.2 million, adjusted EBITDA decreased due to factors mentioned above. In addition, the increase in LIFO expense impacted the relationship between adjusted operating earnings and adjusted EBITDA(3) for the quarter.

Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure, prepared and presented in accordance with GAAP.

Fourth Quarter Segment Financial Results

Food Distribution

Net sales for Food Distribution were $1.03 billion compared to $1.11 billion in the prior year quarter. After consideration of the impact of 53rd week net sales of $76.4 million, net sales increased due to the impact of inflation and non-cash warrant expense of $5.9 million associated with the issuance of warrant shares to Amazon early in the fourth quarter of the prior year.

Reported operating earnings for Food Distribution were $11.7 million compared to $11.0 million in the prior year quarter. The increase in reported operating earnings for Food Distribution was due to the transition impact of the new PTO policy in the current year, lower restructuring and asset impairment charges, and cycling prior year’s non-cash warrant impact. These favorable variances were largely offset by a higher rate of supply chain labor and transportation costs and unfavorable inventory shrink. Adjusted operating earnings(1) were $4.8 million compared to $13.1 million in the prior year quarter. Adjusted operating earnings exclude asset impairment and restructuring charges in both years and the transition impact of the PTO policy in the current year.

Retail

Net sales for Retail were $613.1 million compared to $627.4 million in the prior year quarter. After consideration of the impact of 53rd week net sales of $49.1 million, net sales increased due to higher comparable store and fuel sales in the current year quarter, partially offset by store closures. Retail comparable store sales were 7.3% for the quarter and 16.9% on a two-year comparable basis, driven by both increased store traffic and the impact of inflation.

Reported operating earnings for Retail were $23.3 million compared to $6.9 million in the prior year quarter. The increase in reported operating earnings was due to the transition impact of the new PTO policy in the current year and lower restructuring and asset impairment charges. Adjusted operating earnings(1) were $12.3 million compared to $9.4 million in the prior year quarter. Adjusted operating earnings exclude asset impairment and restructuring charges in both years and the transition impact of the PTO policy in the current year.

Military

Net sales for Military were $445.4 million compared to $514.1 million in the prior year quarter. In addition to the impact of 53rd week net sales of $33.4 million, net sales decreased due to the continuation of lower volumes at domestic bases, and a reduction in export sales as a result of supply chain challenges at international shipping ports in the current year quarter. These decreases were partially offset by the impact of inflation in the current year quarter.

The reported operating loss for Military was $1.6 million compared to $0.5 million in the prior year quarter. The increase in the reported operating loss was due to the decrease in net sales and higher rate of supply chain labor and transportation expense, primarily offset by the transition impact of the new PTO policy in the current year, as well as improvements in gross margin rates. The adjusted operating loss(1) in the Military segment was $4.7 million compared to a $0.4 million loss in the prior year. Adjusted operating loss excludes the transition impact of the PTO policy in the current year.

Fiscal 2021 Consolidated Financial Results

Consolidated net sales for the fiscal year ended January 1, 2022 decreased $417.4 million, or 4.5%, to $8.93 billion from $9.35 billion in the prior fiscal year, with the prior year’s 53rd week accounting for $158.9 million of the decrease. The remaining decrease in net sales was due to lower comparable sales for the Military segment as foot traffic at commissaries within the Military segment has yet to return to pre-pandemic levels following domestic base access restrictions and favorable prior year sales, attributable to increased consumer demand related to the COVID-19 pandemic in the Retail and Food Distribution segments, partially offset by the impact of inflation and continued growth among certain existing Food Distribution customers.

The Company reported earnings from continuing operations for fiscal 2021 of $73.8 million, or $2.05 per diluted share, compared to $75.9 million, or $2.12 per diluted share, in the prior year. The decrease was primarily attributable to decreased sales volume, a higher rate of supply chain labor and transportation expenses, and increased corporate administrative and health insurance costs. These unfavorable variances were partially offset by improved gross margin rates, reduced restructuring and asset impairment charges, decreased incentive compensation, and the transition impact of the new PTO policy. Adjusted earnings from continuing operations(2) for fiscal 2021 were $61.0 million, or $1.70 per diluted share, compared to $90.8 million, or $2.53 per diluted share, in the prior year. Fiscal 2021 adjusted earnings exclude the accounting impact of transitioning to a new paid time off policy and restructuring and asset impairment charges. Fiscal 2020 adjusted earnings exclude $14.9 million of net after-tax charges related to restructuring and asset impairments, integration costs, severance, and tax benefits associated with the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.

Adjusted EBITDA(3) for fiscal 2021 was $213.7 million, or 2.4% of net sales, compared to $239.1 million, or 2.6% of net sales, in fiscal 2020.

Balance Sheet and Cash Flow

Cash flows provided by operating activities for fiscal 2021 were $161.2 million compared to $306.7 million in the prior year. In the prior year, significant increases in sales volume related to the COVID-19 pandemic resulted in a reduction in working capital and incremental earnings, which benefited operating cash flows. The Company reduced net long-term debt(4) by $71.5 million for fiscal 2021, which resulted in an improvement in the Company’s net long-term debt to adjusted EBITDA ratio over this period from 2.0x to 1.8x.

Capital expenditures and IT capital(5) totaled $85.8 million for fiscal 2021 compared to $78.9 million in the prior year.

For fiscal 2021, the Company declared $28.7 million in quarterly cash dividends equal to $0.80 per common share. The Company also repurchased 265,000 shares for a total of $5.3 million during fiscal 2021 at an average price of $20.07 per share.

Outlook

The following table provides the Company’s guidance for fiscal 2022:

	Fiscal 2021	Fiscal 2022 Guidance
	Actual	Low	High
Total net sales (millions)	$8,931	$8,900	$9,100
Adjusted EBITDA(3) (millions)	$214	$214	$229
Adjusted EPS(a)	$2.08	$2.10	$2.25
Capital expenditures and IT capital(6) (thousands)	$85,791	$100,000	$110,000
Depreciation and amortization (thousands)	$92,711	$90,000	$100,000
Interest expense (thousands)	$13,851	$15,000	$17,000
Income tax rate	25.2%	24.0%	25.5%
(a)

During the first quarter of fiscal 2022, the Company made the decision to revise the presentation of adjusted EPS to exclude the impact of LIFO expense (benefit). The Company believes that this change will better enable investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation and the industry in which the Company operates. The adjustments for LIFO expense (benefit) will be made beginning with the first quarter fiscal 2022 financial statements. For comparability, references to prior period non-GAAP measures will be updated to show the effect of this change. In addition, both the fiscal year 2021 pro forma adjusted EPS and fiscal 2022 guidance are presented on a basis consistent with this change to provide comparability among fiscal years. For the fiscal 2021 pro forma adjusted EPS presented, LIFO expense of $0.38 was applied to fiscal 2021 adjusted EPS of $1.70 per share to arrive at $2.08 per share presented in the table for comparability.

The Company is unable to provide a full reconciliation of the GAAP to Non-GAAP Measures (as defined below) used in the fiscal 2022 outlook without unreasonable effort because it is not possible to predict certain of the adjustment items with a reasonable degree of certainty since they are not yet known or quantifiable. This information is dependent upon future events and may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2022.

The Company expects that Retail comparable sales will range from flat to 2.0% in fiscal 2022. Food Distribution sales are expected to increase 2.0% to 4.0% in fiscal 2022, while Military Distribution sales are expected to decline 3.0% to 7.0% in 2022.

Due to the Company’s improved leverage, the Board of Directors recently authorized the repurchase of common shares in connection with a new $50 million program, increasing the total availability for share repurchases to approximately $80 million. The Company plans to return value to shareholders through share repurchases under this program, as well as continuing regular dividends.

Conference Call

A telephone conference call to discuss the Company’s fourth quarter and fiscal 2021 financial results is scheduled for Thursday, February 24, 2022 at 8:30 a.m. ET. A live webcast of this conference call will be available on the Company’s website at www.spartannash.com/webcasts. The webcast will remain available for replay on the Company’s website for approximately ten days. A supplemental earnings presentation is available at the Company’s website at www.spartannash.com/investor-presentations.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life through customer-focused innovation. Its core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores, and U.S. military commissaries and exchanges; as well as operating a premier fresh produce distribution network and the Our Family® brand. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar and Djibouti. The Company owns 145 supermarkets — primarily under the banners of Family Fare, Martin’s Super Markets, D&W Fresh Market, VG’s Grocery and Dan’s Supermarket — and shares its operational insights to drive solutions for SpartanNash food retail customers. Committed to fostering a People First culture, the SpartanNash family of Associates is 19,000 strong and growing. For more information, visit spartannash.com.

Forward-Looking Statements

The matters discussed in this press release and in the Company’s website-accessible conference calls with analysts and investor presentations include “forward-looking statements” about the plans, strategies, objectives, goals or expectations of the Company. These forward-looking statements are identifiable by words or phrases indicating that the Company or management “expects,” “anticipates,” “plans,” “believes,” or “estimates,” or that a particular occurrence or event “may,” “could,” “should,” “will” or “will likely” result, occur or be pursued or “continue” in the future, that the “outlook” or “trend” is toward a particular result or occurrence, that a development is an “opportunity,” “priority,” “strategy,” “focus,” that the Company is “positioned” for a particular result, or similarly stated expectations. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date made.

There are many important factors that could cause actual results to differ materially. These risks and uncertainties include the Company’s ability to compete in the highly competitive grocery distribution, retail grocery and military distribution industries; disruptions associated with the COVID-19 pandemic; the Company’s ability to manage its private brand program for U.S. military commissaries; the Company’s ability to implement its growth strategy; the ability of customers to fulfill their obligations to the Company; the Company’s dependence on certain major customers, suppliers and vendors; disruptions to the Company’s information security network; instances of security threats, severe weather conditions and natural disasters; impairment charges for goodwill and other long-lived assets; the Company’s ability to successfully manage leadership transitions; the Company’s ability to service its debt and to comply with debt covenants; interest rate fluctuations; changes in the military commissary system, including its supply chain, or in the level of governmental funding; product recalls and other product-related safety concerns; labor relations issues and rising labor costs; changes in government regulations; and other risks and uncertainties listed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K subsequent filings with the Securities and Exchange Commission.

Additional risks and uncertainties not currently known to the Company or that the Company currently believes are immaterial also may impair its business, operations, liquidity, financial condition and prospects. The Company undertakes no obligation to update or revise its forward-looking statements to reflect developments that occur or information obtained after the date of this press release.

(1) A reconciliation of operating earnings to adjusted operating earnings, a non-GAAP financial measure, is provided in Table 3 below.

(2) A reconciliation of net earnings to adjusted earnings from continuing operations, a non-GAAP financial measure, is provided in Table 4 below.

(3) A reconciliation of net earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided in Table 2 below.

(4) A reconciliation of long-term debt and finance lease obligations to net long-term debt, a non-GAAP financial measure, is provided in Table 5 below.

(5) A reconciliation of purchases of property and equipment to capital expenditures and IT capital, a non-GAAP financial measure, is provided in Table 7 below.

Investor Contacts:	Jason Monaco	Executive Vice President and Chief Financial Officer	Jason.Monaco@spartannash.com
	Chris Mandeville Anna Kate Heller	ICR ICR	SpartanNashIR@icrinc.com SpartanNashIR@icrinc.com

Media Contact:	Adrienne Chance	Vice President Communications	Adrienne.Chance@spartannash.com

– More –

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	12 and 13 Weeks Ended		52 and 53 Weeks Ended
	January 1,	January 2,	January 1,	January 2,
(In thousands, except per share amounts)	2022	2021	2022	2021
Net sales	$2,093,427	$2,247,112	$8,931,039	$9,348,485
Cost of sales	1,770,689	1,908,910	7,527,160	7,923,520
Gross profit	322,738	338,202	1,403,879	1,424,965

Operating expenses
Selling, general and administrative	310,424	316,674	1,309,456	1,297,740
Paid time off transition adjustment	(21,371)	—	(21,371)	—
Acquisition and integration	427	179	708	421
Restructuring and asset impairment, net	(95)	3,943	2,886	24,398
Total operating expenses	289,385	320,796	1,291,679	1,322,559

Operating earnings	33,353	17,406	112,200	102,406

Other expenses and (income)
Interest expense	2,974	3,608	13,851	18,418
Other, net	(15)	(232)	(308)	(1,376)
Total other expenses, net	2,959	3,376	13,543	17,042

Earnings before income taxes	30,394	14,030	98,657	85,364
Income tax expense	8,149	1,937	24,906	9,450
Net earnings	$22,245	$12,093	$73,751	$75,914

Basic net earnings per share:	$0.63	$0.34	$2.07	$2.12

Diluted net earnings per share:	$0.62	$0.34	$2.05	$2.12

Weighted average shares outstanding:
Basic	35,531	35,742	35,639	35,861
Diluted	36,110	35,807	35,943	35,862

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	January 1,	January 2,
(In thousands)	2022	2021
Assets
Current assets
Cash and cash equivalents	$10,666	$19,903
Accounts and notes receivable, net	361,686	357,564
Inventories, net	522,324	541,785
Prepaid expenses and other current assets	62,517	72,229
Property and equipment held for sale	—	23,259
Total current assets	957,193	1,014,740

Property and equipment, net	577,359	577,059
Goodwill	181,035	181,035
Intangible assets, net	110,960	116,142
Operating lease assets	283,040	289,173
Other assets, net	97,195	99,242

Total assets	$2,206,782	$2,277,391

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$447,451	$464,784
Accrued payroll and benefits	86,315	113,789
Other accrued expenses	67,893	60,060
Current portion of operating lease liabilities	47,845	45,786
Current portion of long-term debt and finance lease liabilities	6,334	5,135
Total current liabilities	655,838	689,554

Long-term liabilities
Deferred income taxes	63,692	45,728
Operating lease liabilities	266,701	278,859
Other long-term liabilities	38,292	46,892
Long-term debt and finance lease liabilities	399,390	481,309
Total long-term liabilities	768,075	852,788

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 35,948 and 35,851 shares outstanding	493,783	491,819
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(1,455)	(2,276)
Retained earnings	290,541	245,506
Total shareholders’ equity	782,869	735,049

Total liabilities and shareholders’ equity	$2,206,782	$2,277,391

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	52 and 53 Weeks Ended
(In thousands)	January 1, 2022	January 2, 2021
Cash flow activities
Net cash provided by operating activities	$161,155	$306,716
Net cash used in investing activities	(47,978)	(57,221)
Net cash used in financing activities	(122,414)	(253,764)
Net decrease in cash and cash equivalents	(9,237)	(4,269)
Cash and cash equivalents at beginning of the period	19,903	24,172
Cash and cash equivalents at end of the period	$10,666	$19,903

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings (Loss) by Segment

(Unaudited)

	12 and 13 Weeks Ended				52 and 53 Weeks Ended
(In thousands)	January 1, 2022		January 2, 2021		January 1, 2022		January 2, 2021
Food Distribution Segment:
Net sales	$1,034,877	49.4%	$1,105,617	49.2%	$4,456,800	49.9%	$4,577,178	49.0%
Operating earnings	11,696		10,972		59,489		45,962
Retail Segment:
Net sales	613,128	29.3%	627,434	27.9%	2,581,286	28.9%	2,637,917	28.2%
Operating earnings	23,266		6,943		66,971		66,359
Military Segment:
Net sales	445,422	21.3%	514,061	22.9%	1,892,953	21.2%	2,133,390	22.8%
Operating loss	(1,609)		(509)		(14,260)		(9,915)
Total:
Net sales	$2,093,427	100.0%	$2,247,112	100.0%	$8,931,039	100.0%	$9,348,485	100.0%
Operating earnings	33,353		17,406		112,200		102,406

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding adjusted operating earnings, adjusted earnings from continuing operations, and adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”). These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

Current year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude, among other items, organizational realignment, severance associated with cost reduction initiatives and the transition impact of a new paid time off plan. Organizational realignment includes benefits for associates terminated as part of a leadership transition plan which do not meet the definition of a reduction-in-force. Prior year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude, among other items, “Fresh Cut operating losses” subsequent to the decision to exit these operations, severance associated with cost reduction initiatives, organizational alignment costs, and fees paid to a third-party advisory firm associated with Project One Team, the Company’s initiative to drive growth while increasing efficiency and reducing costs. Prior year adjusted earnings from continuing operations exclude pension termination income related to refunds from the annuity provider associated with the final reconciliation of participant data, as well as net tax benefits associated with the CARES Act. Each of these items are considered “non-operational” or “non-core” in nature. These measures were adjusted for the impact of the 53rd week in 2020 to provide better comparability to 2021.

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 and 13 Weeks Ended		52 and 53 Weeks Ended
(In thousands)	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Net earnings	$22,245	$12,093	$73,751	$75,914
Income tax expense	8,149	1,937	24,906	9,450
Other expenses, net	2,959	3,376	13,543	17,042
Operating earnings	33,353	17,406	112,200	102,406
Adjustments:
LIFO expense (benefit)	8,208	(982)	18,652	2,176
Depreciation and amortization	21,451	20,893	92,711	89,504
Acquisition and integration	427	179	708	421
Restructuring and asset impairment, net	(95)	3,943	2,886	24,398
Cloud computing amortization	612	186	2,140	297
Costs associated with Project One Team	—	—	—	493
Organizational realignment, net	—	455	589	455
Severance associated with cost reduction initiatives	46	33	423	5,154
Stock-based compensation	891	1,084	6,975	6,265
Stock warrant	480	6,549	1,958	6,549
Non-cash rent	(1,079)	(752)	(4,059)	(4,733)
Fresh Cut operating losses	—	—	—	2,262
Loss (gain) on disposal of assets	107	(132)	(106)	3,330
Expenses associated with tax planning strategies	—	—	—	82
Paid time off transition adjustment	(21,371)	—	(21,371)	—
Adjusted EBITDA	43,030	48,862	213,706	239,059
53rd week	—	(4,246)	—	(4,246)
Adjusted EBITDA, excluding 53rd week	$43,030	$44,616	$213,706	$234,813

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, continued

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 and 13 Weeks Ended		52 and 53 Weeks Ended
(In thousands)	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Food Distribution:
Operating earnings	$11,696	$10,972	$59,489	$45,962
Adjustments:
LIFO expense (benefit)	4,692	(829)	10,872	855
Depreciation and amortization	7,675	7,356	33,023	31,917
Restructuring and asset impairment, net	(4)	1,863	795	21,085
Cloud computing amortization	386	101	1,267	160
Costs associated with Project One Team	—	—	—	265
Organizational realignment, net	—	245	287	245
Severance associated with cost reduction initiatives	24	13	270	3,156
Stock-based compensation	388	552	3,160	3,076
Stock warrant	480	6,549	1,958	6,549
Non-cash rent	67	433	1,192	558
Fresh Cut operating losses	—	—	—	2,262
Loss (gain) on disposal of assets	22	(131)	(73)	1,482
Expenses associated with tax planning strategies	—	—	—	44
Paid time off transition adjustment	(6,917)	—	(6,917)	—
Adjusted EBITDA	18,509	27,124	105,323	117,616
53rd week	—	(1,363)	—	(1,363)
Adjusted EBITDA, excluding 53rd week	$18,509	$25,761	$105,323	$116,253

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, continued

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 and 13 Weeks Ended		52 and 53 Weeks Ended
(In thousands)	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Retail:
Operating earnings	$23,266	$6,943	$66,971	$66,359
Adjustments:
LIFO expense (benefit)	1,315	(285)	2,897	301
Depreciation and amortization	10,665	10,629	46,224	45,199
Acquisition and integration	427	179	708	421
Restructuring and asset impairment, net	(91)	2,080	2,459	3,313
Cloud computing amortization	162	60	623	97
Costs associated with Project One Team	—	—	—	164
Organizational realignment, net	—	151	215	151
Severance associated with cost reduction initiatives	15	4	113	1,445
Stock-based compensation	361	378	2,602	2,134
Non-cash rent	(1,057)	(1,097)	(4,870)	(4,915)
Loss (gain) on disposal of assets	37	41	(64)	1,946
Expenses associated with tax planning strategies	—	—	—	27
Paid time off transition adjustment	(11,330)	—	(11,330)	—
Adjusted EBITDA	23,770	19,083	106,548	116,642
53rd week	—	(2,780)	—	(2,780)
Adjusted EBITDA, excluding 53rd week	$23,770	$16,303	$106,548	$113,862
Military:
Operating loss	$(1,609)	$(509)	$(14,260)	$(9,915)
Adjustments:
LIFO expense	2,201	132	4,883	1,020
Depreciation and amortization	3,111	2,908	13,464	12,388
Restructuring and asset impairment gain	—	—	(368)	—
Cloud computing amortization	64	25	250	40
Costs associated with Project One Team	—	—	—	64
Organizational realignment, net	—	59	87	59
Severance associated with cost reduction initiatives	7	16	40	553
Stock-based compensation	142	154	1,213	1,055
Non-cash rent	(89)	(88)	(381)	(376)
Loss (gain) on disposal of assets	48	(42)	31	(98)
Expenses associated with tax planning strategies	—	—	—	11
Paid time off transition adjustment	(3,124)	—	(3,124)	—
Adjusted EBITDA	751	2,655	1,835	4,801
53rd week	—	(103)	—	(103)
Adjusted EBITDA, excluding 53rd week	$751	$2,552	$1,835	$4,698

Notes: Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”) is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including share-based payments (equity awards measured in accordance with ASC 718, Stock Compensation, which include both stock-based compensation to employees and stock warrants issued to non-employees) and the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

	12 and 13 Weeks Ended		52 and 53 Weeks Ended
(In thousands)	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Operating earnings	$33,353	$17,406	$112,200	$102,406
Adjustments:
Acquisition and integration	427	179	708	421
Restructuring and asset impairment, net	(95)	3,943	2,886	24,398
Costs associated with Project One Team	—	—	—	493
Organizational realignment, net	—	455	589	455
Severance associated with cost reduction initiatives	46	33	423	5,154
Fresh Cut operating losses	—	—	—	2,262
Expenses associated with tax planning	—	—	—	82
Paid time off transition adjustment	(21,371)	—	(21,371)	—
Adjusted operating earnings	12,360	22,016	95,435	135,671
53rd week	—	(4,155)	—	(4,155)
Adjusted operating earnings, excluding 53rd week	$12,360	$17,861	$95,435	$131,516

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings, continued

(A Non-GAAP Financial Measure)

(Unaudited)

	12 and 13 Weeks Ended		52 and 53 Weeks Ended
(In thousands)	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Food Distribution:
Operating earnings	$11,696	$10,972	$59,489	$45,962
Adjustments:
Restructuring and asset impairment, net	(4)	1,863	795	21,085
Costs associated with Project One Team	—	—	—	265
Organizational realignment, net	—	245	287	245
Severance associated with cost reduction initiatives	24	13	270	3,156
Fresh Cut operating losses	—	—	—	2,262
Expenses associated with tax planning	—	—	—	44
Paid time off transition adjustment	(6,917)	—	(6,917)	—
Adjusted operating earnings	4,799	13,093	53,924	73,019
53rd week	—	(1,300)	—	(1,300)
Adjusted operating earnings, excluding 53rd week	$4,799	$11,793	$53,924	$71,719
Retail:
Operating earnings	$23,266	$6,943	$66,971	$66,359
Adjustments:
Acquisition and integration	427	179	708	421
Restructuring and asset impairment, net	(91)	2,080	2,459	3,313
Costs associated with Project One Team	—	—	—	164
Organizational realignment, net	—	151	215	151
Severance associated with cost reduction initiatives	15	4	113	1,445
Expenses associated with tax planning	—	—	—	27
Paid time off transition adjustment	(11,330)	—	(11,330)	—
Adjusted operating earnings	12,287	9,357	59,136	71,880
53rd week	—	(2,760)	—	(2,760)
Adjusted operating earnings, excluding 53rd week	$12,287	$6,597	$59,136	$69,120
Military:
Operating loss	$(1,609)	$(509)	$(14,260)	$(9,915)
Adjustments:
Restructuring and asset impairment gain	—	—	(368)	—
Costs associated with Project One Team	—	—	—	64
Organizational realignment, net	—	59	87	59
Severance associated with cost reduction initiatives	7	16	40	553
Expenses associated with tax planning	—	—	—	11
Paid time off transition adjustment	(3,124)	—	(3,124)	—
Adjusted operating loss	(4,726)	(434)	(17,625)	(9,228)
53rd week	—	(95)	—	(95)
Adjusted operating loss, excluding 53rd week	$(4,726)	$(529)	$(17,625)	$(9,323)

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted operating earnings is not a measure of performance under GAAP and should not be considered as a substitute for operating earnings, and other income statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	12 and 13 Weeks Ended
	January 1, 2022		January 2, 2021
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Net earnings	$22,245	$0.62	$12,093	$0.34
Adjustments:
Acquisition and integration	427		179
Restructuring and asset impairment, net	(95)		3,943
Organizational realignment, net	—		455
Severance associated with cost reduction initiatives	46		33
Paid time off transition adjustment	(21,371)		—
Pension termination	—		(189)
Total adjustments	(20,993)		4,421
Income tax effect on adjustments (a)	5,116		(1,024)
Impact of CARES Act (b)	—		6
Total adjustments, net of taxes	(15,877)	(0.44)	3,403	0.09
Adjusted earnings from continuing operations	6,368	0.18	15,496	0.43
53rd week	—	—	(2,999)	(0.08)
Adjusted earnings from continuing operations, excluding 53rd week	$6,368	$0.18	$12,497	$0.35

	52 and 53 Weeks Ended
	January 1, 2022		January 2, 2021
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Net earnings	$73,751	$2.05	$75,914	$2.12
Adjustments:
Acquisition and integration	708		421
Restructuring and asset impairment, net	2,886		24,398
Costs associated with Project One Team	—		493
Organizational realignment, net	589		455
Severance associated with cost reduction initiatives	423		5,154
Fresh Cut operating losses	—		2,262
Expenses associated with tax planning	—		82
Paid time off transition adjustment	(21,371)		—
Pension termination	—		(1,193)
Total adjustments	(16,765)		32,072
Income tax effect on adjustments (a)	4,056		(7,851)
Impact of CARES Act (b)	—		(9,292)
Total adjustments, net of taxes	(12,709)	(0.35)	14,929	0.41
Adjusted earnings from continuing operations	61,042	1.70	90,843	2.53
53rd week	—	—	(2,999)	(0.08)
Adjusted earnings from continuing operations, excluding 53rd week	$61,042	$1.70	$87,844	$2.45

(a)	The income tax effect on adjustments is computed by applying the effective tax rate, before discrete tax items, to the total adjustments for the period.
(b)

Represents tax impacts attributable to the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, and related tax planning, primarily related to additional deductions and the utilization of net operating loss carrybacks.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under GAAP and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Finance Lease Obligations to Net Long-Term Debt

(A Non-GAAP Financial Measure)

(Unaudited)

	January 1,	January 2,
(In thousands)	2022	2021
Current portion of long-term debt and finance lease liabilities	$6,334	$5,135
Long-term debt and finance lease liabilities	399,390	481,309
Total debt	405,724	486,444
Cash and cash equivalents	(10,666)	(19,903)
Net long-term debt	$395,058	$466,541

Notes: Net long-term debt is a non-GAAP financial measure that is defined as long-term debt and finance lease obligations plus current maturities of long-term debt and finance lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Net long-term debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(A Non-GAAP Financial Measure)

(Unaudited)

	52 and 53 Weeks Ended
(In thousands)	January 1, 2022	January 2, 2021
Net cash provided by operating activities	$161,155	$306,716
Less:
Purchases of property and equipment	79,427	67,298
Free cash flow	$81,728	$239,418

Notes: Free cash flow is a non-GAAP financial measure calculated by subtracting capital expenditures from cash flows provided by operating activities, the most directly comparable GAAP measure. The Company believes it is a useful indicator of liquidity that provides information to both management and investors about the amount of cash generated from operations that, after capital expenditures, can be used for strategic business objectives, including the repayment of long-term debt. Free cash flow is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 7: Reconciliation of Purchases of Property and Equipment to Capital Expenditures and IT Capital

(A Non-GAAP Financial Measure)

(Unaudited)

	52 and 53 Weeks Ended
(In thousands)	January 1, 2022	January 2, 2021
Purchases of property and equipment	$79,427	$67,298
Plus:
Cloud computing spend	6,364	11,634
Capital expenditures and IT capital	$85,791	$78,932

Notes: Capital expenditures and IT capital is a non-GAAP financial measure calculated by adding spending related to the development of cloud computing applications spend to capital expenditures, the most directly comparable GAAP measure. Cloud computing spend only includes costs incurred during the application development phase and does not include ongoing costs of hosting or maintenance associated with these applications, which are expensed as incurred. The Company believes it is a useful indicator of the Company’s investment in its facilities and systems as it transitions to more cloud-based IT systems. Capital expenditures and IT capital is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.